Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	2006 – 23

CELLSTAR ENTERS INTO AGREEMENTS TO SELL ITS U.S., MIAMI-BASED LATIN AMERICAN AND MEXICO OPERATIONS

•                  Proposed transaction with Brightpoint to sell substantially all of the assets of the Company’s U.S. and Miami-based Latin American operations for $88.0 million in cash, subject to adjustment based on net assets

•                  Proposed transaction with Soluciones Inalámbricas S.A. and Prestadora de Servicios en Administracion y Recursos Humanos, S.A. de C.V. to sell all of the Company’s Mexico operations for approximately $20.0 million in cash

•                  Net proceeds to stockholders cannot currently be estimated, but are not expected to be more than $3.25 per share and may be less

•                  Both transactions are subject to stockholder approval, among other conditions

COPPELL, TEXAS – December 18, 2006 – CellStar Corporation (OTC Pink Sheets: CLST) today announced that it has entered into an agreement to sell substantially all of the assets of its U.S. and Miami-based Latin American operations to a wholly-owned subsidiary of Brightpoint, Inc. (NASDAQ:CELL).  The Company also announced that it has entered into an agreement to sell all of its Mexico operations to Soluciones Inalámbricas S.A. de C.V. and Prestadora de Servicios en Administracion y Recursos Humanos, S.A. de C.V.  The closings of the proposed transactions are expected to occur simultaneously in late March or early April of 2007.  The two transactions are not dependent on each other.  The transactions do not include the Company’s operations in Chile, and the Company is currently exploring alternatives related to those operations.

“After much deliberation and consideration, our Board of Directors has determined that these transactions are in the best interest of our stockholders,” said Robert Kaiser, Chairman of the Board and Chief Executive Officer.  “We are working with the acquiring companies to ensure smooth transitions.  Although the Company has improved its financial performance significantly during the last three quarters, we are finding it more and more difficult to compete in the marketplace and to maintain a position as a major distributor in the industry.  These transactions will allow our customers and vendors to continue to receive the same high level of service and performance they have come to expect from CellStar.  We plan to keep you updated periodically during the next several months.”

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601 S. Royal Lane   Coppell, Texas   75019   972/ 462-2700   800/ 723-9070

Overview of the Proposed Transaction with Brightpoint

The Company has entered into a definitive agreement with a wholly-owned subsidiary of Brightpoint to sell substantially all of the assets of its operations in the U.S. and its Miami-based Latin American operations and for the buyer to assume certain liabilities related to those operations.  The Company’s operations in Mexico and Chile and other businesses or obligations are excluded from the proposed transaction.

The Boards of Directors of both Brightpoint, Inc. and CellStar Corporation have unanimously approved the proposed transaction.  The proposed closing of the transaction is subject to certain conditions, including approval by CellStar’s stockholders and certain regulatory approvals. Under the terms of the proposed transaction, Brightpoint will pay CellStar $88 million in cash, subject to adjustment based on net assets.

Overview of the Proposed Mexican Transaction

The Company has entered into a definitive agreement with Soluciones Inalámbricas S.A. de C.V. and Prestadora de Servicios en Administracion y Recursos Humanos, S.A. de C.V., two affiliated Mexican companies, to sell its operations in Mexico. The proposed purchase is a stock acquisition of all of the outstanding shares of the Company’s three Mexican subsidiaries, and will include the Company’s interest in Comunicación Inalámbrica Inteligente S.A. de C.V., a joint venture with Soluciones Inalámbricas.

The Board of Directors of CellStar has unanimously approved the proposed transaction set forth in the definitive agreement. The closing of the proposed transaction is subject to certain conditions, including approval by CellStar’s stockholders.  At the closing, the Company expects to receive between $20.0 to $22.0 million in cash, based on the 2007 operating performance of the operations up to the closing date.

Next Steps

In January 2007, the Company expects to file a proxy statement with the Securities and Exchange Commission (“SEC”) relating to the stockholders’ meeting to vote on the two transactions.  In February 2007, the Company expects to mail the proxy statement to stockholders.  The stockholders’ meeting is expected to occur in late March or early April of 2007, and if approved, the transactions are expected to close shortly thereafter.

The net proceeds available for distribution to the stockholders will depend upon the amount of cash received from each of the proposed transactions and the amount of liabilities the Company must satisfy.  Among other things, the Company will pay in full the amounts it owes at the time of the closing under its loan agreements with Wells Fargo Foothill and CapitalSource Finance.  Following the closing of the two transactions, the Company may retain certain assets and liabilities.  Once the Company has sold those assets and satisfied those liabilities it will, as promptly as possible, distribute the remaining proceeds to the stockholders.  At this time, the Company has not set a

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distribution date and cannot estimate the amount of net proceeds that will be distributed to stockholders.  However, the Company estimates that the amount distributed will not exceed $3.25 per share and may be substantially less.  The proxy statement the Company will send to stockholders in connection with the stockholders’ meeting will contain more information with respect to the estimated distribution amount and timing.

Raymond James acted as financial advisor to CellStar in connection with the proposed transactions.  Raymond James and Southwest Securities, Inc. provided fairness opinions to the Board of Directors of the Company in connection with the proposed transactions.

Brightpoint, Inc. has also issued a press release today concerning the transaction to purchase CellStar’s U.S., and Miami-based Latin American Operations.

About CellStar Corporation

CellStar Corporation is a leading provider of logistics and distribution services to the wireless communications industry.  CellStar has operations in North America and Latin America, and distributes handsets, related accessories and other wireless products from leading manufacturers to an extensive network of wireless service providers, agents, MVNO’s, insurance/warranty providers and big box retailers.  CellStar specializes in completely integrated forward and reverse logistics solutions, repair and refurbishment services, and in some of its markets, provides activation services that generate new subscribers for wireless service providers.  For more information, visit www.cellstar.com.

About Brightpoint

Brightpoint, Inc. (NASDAQ:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2005, Brightpoint handled 42 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

In connection with stockholder approval of the proposed transactions, CellStar intends to file a proxy statement and other materials with the SEC.  Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available, because those documents will contain important information about the proposed transactions. Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC, may also be obtained from the Company by directing a request to CellStar Corporation, 601 S. Royal

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Lane, Coppell, Texas 75019, Attention: Secretary, or by visiting the Company’s website at http://www.cellstar.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposed transactions. Information regarding the Company’s directors and executive officers is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005,  filed with the SEC on March 30, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Forward-Looking Information Is Subject to Risk and Uncertainty

A number of the matters discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the proposed transactions will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include, among others: approval of the proposed transactions by the stockholders of the Company; the timing of the stockholders meeting; satisfaction of various other conditions to the closing of the proposed transactions; termination of the definitive agreements pursuant to their terms; the timing and amount of cash that will be distributed to stockholders; the result of the review of the proposed transactions by various regulatory agencies;  and the risks that are described from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended November 30, 2005 and Quarterly Reports on Form 10-Q for the quarters ended February 28, 2006, May 31, 2006, and August 31, 2006.

Contact:	Sherrian Gunn
972-462-3530
ir@cellstar.com

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